News Release

Firsthand Technology Value Fund Announces Third Quarter 2011
Financial Results, NAV of $24.76 per share

San Jose, CA, November 9, 2011 –Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC), a publicly-traded venture capital fund that invests in technology and cleantech companies, announced today its financial results for the third quarter ended September 30, 2011.

As of September 30, 2011, the Company’s net assets were approximately $86.6 million, or $24.76 per share, compared with net assets of approximately $94.4 million, or $27.01 per share at the inception of the fund on April 18, 2011. As of September 30, 2011, the Company’s portfolio included public and private securities valued at approximately $12.2 million, or $3.49 per share, and approximately $73.2 million, or $20.93 per share, in cash.

Portfolio Summary (as of 9/30/11)

Investment	Fair Value	Fair Value per Share1
Equity Investments in Private Companies2	$7.10 million	$2.03
Equity Investments in Public Securities	$5.10 million	$1.46
Cash	$73.20 million	$20.93
Other Assets	$1.82 million	$0.52
Total Assets	$87.22 million	$24.94
Total Liabilities	$0.64 million	$0.18
Net Assets	$86.58 million	$24.76

1	Total shares outstanding: 3,496,480

2	Includes common and preferred stock and convertible securities

News Release

As of September 30, 2011, the Company had approximately $1.6 million in an escrow account related to its pending purchase of Facebook common stock. The Facebook transaction (and the escrow account) subsequently closed on October 13, 2011.

During the quarter, the Valuation Committee, which is composed of three independent directors, adjusted the fair values of three portfolio companies, resulting in a net decrease of approximately $3.5 million, or $1.00 per share. In arriving at these determinations and consistent with the Company’s valuation procedures, and ASC 920 (formerly FAS 157), the Valuation Committee took into account many factors, including the performance of the portfolio companies, recent transactions in the companies’ securities, as well as the impact of changes in market multiples within certain sectors.

In the third quarter of 2011, the Company earned approximately $77,000 in interest income. The Company reported a net operating loss of approximately $552,000 for the quarter. The Company reported net realized gains from investment of approximately $107,000, resulting from the sale of public securities.

Throughout the quarter, the Company continued its efforts to manage its portfolio prudently, including working with its portfolio companies and their management teams to seek to enhance performance and uncover potential exit opportunities.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. (the “Fund”) is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained.

Contact:

Phil Mosakowski
SiVest Group, Inc.
(408) 624-9526
vc@firsthandtvf.com